Exhibit 99.1

This release is published under the provisions of article 6 of Rule n° 2002-04 of Commission des Operations de Bourse (COB)

FILING OF A DRAFT SIMPLIFIED TAKE OVER BID BY NETRATINGS INC
RELATIVE TO THE NETVALUE SHARES

Crédit Lyonnais, acting on behalf of NetRatings Inc of the US (listed on NASDAQ) filed on September 11, 2002 with the Conseil des Marchés Financiers (“CMF”) a draft simplified take over bid targeting the shares of NetValue. Simultaneously, a draft prospectus was filed with the Commission des Opérations de Bourse (“COB”). The quotation of NetValue shares on the “Nouveau Marché” of Euronext Paris has been suspended since September 11, 2002.

This filing follows the execution on August 5, 2002 of a contract by and between NetRatings’ Inc., NetValue and NetValue’s majority shareholders whereby NetRatings acquired an approximate 52 percent ownership position in NetValue through the direct purchase of 4,603,069 shares of common stock from majority shareholders at €2 per share. The payment for this initial transaction was made approximately 80 percent in cash and approximately 20 percent in NetRatings’ common stock.

NetRatings, which before this acquisition did not own any NetValue shares, has since purchased shares on the market and currently owns a total of 5,153,523 shares representing approximately 58% of the capital and of the voting rights of the company.

Through this acquisition, NetRatings intends to integrate the best elements of NetValue’s services, methodology and technology into the cutting edge services provided by Nielsen/NetRatings, so as to offer an overall standard to NetValue’s and NetRatings’ customers, including those resulting from NetRatings’ May 2002 acquisition of the international business of Jupiter Media Metrix and AC Nielsen e.Ratings.com.

NetRatings intends to modify NetValue’s staff and cost structure to enhance profitability in order to maintain cash levels necessary for the viability of NetValue’s operations.

To round out the acquisition of the controlling block, NetRatings will make a simplified take over bid relative to all the NetValue shares which it does not yet own, i.e . 3,526,507 existing shares as well as the 474,920 shares which are issuable upon the exercise of BSPCEs before the closing of this offer. The price will be €2 per share. In the context of this tender offer, centralized by Euronext Paris S.A., NetRatings will partially cover the sellers’ brokerage fees, including VAT, limited to 0.30% of the transfer order.

In the event NetRatings Inc. owns, as of the close of this offer, at least 95% of the voting rights of NetValue, it will file a buy out offer to be immediately followed by a compulsory buy out procedure at a unit price of €2 per share. In this perspective, Crédit Lyonnais has made a valuation of NetValue. The Didier Kling & Associates consultancy, represented by Ms. Dominique Mahias, a CMF approved independent expert, confirmed that the unit price of €2 offered to the NetValue shareholders is fair.

Summary of the valuation elements from the report on NetValue’s shares conducted by Crédit Lyonnais:

•	The stock price

	Weighted average	Premium relative to a		Premium relative to a	Avg. daily trading
Period	prices (€)	price of 2 €	High (€)	price of 2 €	(shares)
05/08/2002	0.64	+213%	0.81	+147%	1800
	last quoted price
1 month	0.75	+167%	0.85	+135%	3976
3 month	0.86	+133%	1.17	+71%	5680
6 month	1.07	+87%	1.35	+48%	7287
12 month	1.29	+55%	1.72	+16%	15798

Relative to average prices and high prices over the last month preceding August 5, 2002, an offer price of €2 shows a premium in a range from +135% to +167%.

•	Adjusted net assets

The amount of shareholders’ equity as of August 31, 2002 can be estimated at €15.3 million, or €1.67 per share.

•	Stock market comparisons

The stock market comparisons were calculated using a sample of companies including Harris Interactive (USA), Taylor Nelson Sofres (UK), GKF (Germany), IPSOS (France), and Forrester (USA). However, these companies are neither in the same exact sector as NetValue nor specifically involved with the analysis of the Internet, but were used in this comparison because they are in the overall market research, survey and opinion poll sector. It should be emphasized that a valuation of NetValue with such multiples would introduce an upward bias due to the inclusion of much bigger and profitable companies in the sample

Despite the fact that NetRatings is the most comparable company with which to compare NetValue, it was not possible to include NetRatings in the stock market sample because of a stock market capitalization, which is less than its cash situation resulting in negative implied sales multiples. Consequently, the following range of multiples was used:

—A high range, using the implicit revenue multiples of the sample, indicates averages of 1.01x for 2002 and 0.90x for 2003.

—A low range, with revenue multiple of zero for 2002 and 2003 to take into account negative multiples for NetRatings, which is equivalent to value the company at its cash level.

Overall, this method gives a value range from €11.2M to €15.8 million, or from €1.22 to €1.72 per share.

•	Similar transactions

Few comparable transactions have been completed in this sector in 2001 and 2002. We have consequently only utilized two transactions:

•
The first concerns the proposed acquisition of Jupiter Media Metrix at a price of 1.95 USD per share or 69.2 M USD for 100% ownership of the company. NetRatings and Jupiter Media Metrix eventually terminated the acquisition in February 2002 due to U.S. regulatory antitrust concerns regarding the effect of the acquisition. The multiple for this operation provides a valuation of NetValue of €14.6 million or €1.60 per share.

•
The second refers to the agreement entered into on August 5, 2002 for the acquisition of a 52% controlling interest in NetValue. Using this example, Crédit Lyonnais estimated a valuation of €17.2 million for NetValue or €1.88 per share.

It should be noted that whether you consider the first transaction, that of the acquisition of 100% ownership, or the second which concerned the purchase of an ownership stake, the implied multiples de facto integrate a control premium which should not be considered in the context of the proposed operation.

•	Available cash flow discounting

This method indicates a valuation of €0.85 per share.

The short term approaches (net asset, stock market comparisons and similar transactions) are highly sensitive to the net cash amount which is bound to deteriorate in coming months in view of the monthly cash consumption close to €0.8 million. Consequently, a valuation as of

September 30, 2002, one month after the period discussed above, would lead to a downward revision of the short term valuation by €0.8 million, or close to €0.09 per share.

The gap observed between the values obtained with short term methods and the available cash flows method corresponds to about 12 months of cash consumption on the basis of the monthly cash requirements currently observed.

The Board of Directors of NetValue held a meeting on September 9, 2002 to examine the terms and conditions of NetRatings’ offer. In light of the valuer’s and independent expert’s reports, the Board recommended that shareholders tender their shares to the bid.

This offer and the issuance of the prospectus to the general public are subject to the approval of the French stock market authorities.

www.netvalue.com
www.netratings.com

NetValue Euroclear code number:  7485

For more information:
NetRatings (Investors)	Susan Hickey	1(212)503 6469	shickey@netratings.com
NetValue (Investors)	Emily Michaels	33 1 41 92 19 79	shareholders@netvalue.com

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. The potential risks and uncertainties include, among others:

•
Risks associated with our ability to acquire all of the outstanding shares of NetValue and the impact that failure to do so could have on the realization of the anticipated benefits of this transaction.

•	Risks associated with the successful integration of NetValue’s business;

•	Risks related to the growth of online advertising;

•	Risks associated with the rapidly evolving market for our products and services;

•	The increasingly competitive market for online advertising research services and Internet audience measurement and analytical services;

•	Uncertainties about future costs of building and maintaining our audience measurement panels; and

•	Our continued dependence on ACNielsen for certain support services related to our international operations.

Additional information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the year ended December 31, 2001 as filed with the SEC on April 1, 2002 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2002 as filed with the SEC on August 14, 2002 including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors That May Affect Our Performance.” Each of these documents is available free of charge from the SEC or by contacting NetRatings. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

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